The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 3Q EARNINGS

Reconfirms 4Q and Updates Full Year Guidance

Charlotte, NC (November 18, 2010) – The Cato Corporation (NYSE: CATO) today reported net income of $6.7 million for the third quarter ended October 30, 2010, compared to net income of $3.0 million for the third quarter ended October 31, 2009, an increase of 123%.  Earnings per diluted share for the third quarter were $0.23, compared to $0.10 last year, an increase of 130%.  Sales for the third quarter ended October 30, 2010 were $198.0 million, a 4% increase over sales of $191.0 million for the third quarter ended October 31, 2009.  Same-store sales for the quarter increased 2%.

The Company earned net income of $49.8 million for the nine months ended October 30, 2010, compared to net income of $38.5 million for the nine months ended October 31, 2009, an increase of 29%.  Earnings per diluted share were $1.69 compared to $1.31 last year, an increase of 29%.  Sales for the nine months ended October 30, 2010 were $689.6 million, a 5% increase over sales of $654.4 million for the nine months ended October 31, 2009.  Year-to-date same-store sales increased 4%.

For the quarter, the gross margin rate increased to 36.5% versus 34.8% last year primarily due to lower markdowns.  The SG&A rate for the quarter decreased to 30.5% from 31.7% last year primarily as a result of lower accrued incentive compensation.  The Company’s effective tax rate was 32.7% vs. 30.2% last year.

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

Year-to-date, the gross margin rate increased to 39.7% versus 37.4% last year primarily due to lower markdowns.  The year-to-date SG&A rate was 27.7%, flat to last year.  The year-to-date effective tax rate increased to 36.1% vs. 33.7% last year.

“Our third quarter sales results reflect stronger sales and better sell-throughs,” commented John Cato, Chairman, President, and Chief Executive Officer.  “Our inventory is in good shape as we begin the fourth quarter.  However, we continue to believe some uncertainty exists in the economic outlook for the fourth quarter and we are maintaining our original guidance of earnings per diluted share in the range of $0.25 to $0.28 versus $0.25 last year.  For the year, earnings per diluted share are estimated to be in the range of $1.94 to $1.97 vs. $1.55 last year, an increase of 25% to 27%.”

Year-to-date, the Company has opened 29 new stores, relocated four stores, and closed 19 stores, 14 of which were closings of It’s Fashion stores to open It’s Fashion Metro stores in the same market.  The Company now expects to open approximately 40 stores during 2010 as compared to its previous guidance of 41 stores.  As of October 30, 2010, the Company operated 1,281 stores in 31 states, compared to 1,291 stores in 31 states as of October 31, 2009.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating two divisions, “Cato” and “It’s Fashion”.  The Cato division offers exclusive women’s merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the fourth quarter and full year and expected store openings and any related assumptions are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

# # #

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED JULY 31, 2010 AND AUGUST 1, 2009

(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended
	October 30,	%	October 31,	%	October 30,	%	October 31,	%
	2010	Sales	2009	Sales	2010	Sales	2009	Sales

REVENUES
Retail sales	$197,985	100.0%	$190,966	100.0%	$689,610	100.0%	$654,389	100.0%
Other income (principally finance,
late fees and layaway charges)	2,799	1.4%	2,854	1.5%	8,584	1.2%	8,724	1.3%

Total revenues	200,784	101.4%	193,820	101.5%	698,194	101.2%	663,113	101.3%

GROSS MARGIN (Memo)	72,291	36.5%	66,421	34.8%	274,022	39.7%	244,472	37.4%

COSTS AND EXPENSES, NET
Cost of goods sold	125,694	63.5%	124,545	65.2%	415,588	60.3%	409,917	62.6%
Selling, general and administrative	60,473	30.5%	60,519	31.7%	191,301	27.7%	181,643	27.7%
Depreciation	5,645	2.8%	5,441	2.9%	16,191	2.4%	16,467	2.5%
Interest and other income	(1,039)	-0.5%	(957)	-0.5%	(2,888)	-0.4%	(2,878)	-0.4%

Cost and expenses, net	190,773	96.3%	189,548	99.3%	620,192	89.9%	605,149	92.4%

Income Before Income Taxes	10,011	5.1%	4,272	2.2%	78,002	11.3%	57,964	8.9%

Income Tax Expense	3,275	1.7%	1,289	0.7%	28,187	4.1%	19,509	3.0%

Net Income	$6,736	3.4%	$2,983	1.5%	$49,815	7.2%	$38,455	5.9%

Basic Earnings Per Share	$0.23		$0.10		$1.69		$1.31

Diluted Earnings Per Share	$0.23		$0.10		$1.69		$1.31

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 30, 2010	October 31, 2009	January 30, 2010
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$36,786	$32,636	$50,385
Short-term investments	188,097	147,528	147,955
Restricted cash	2,038	2,647	2,575
Accounts receivable - net	38,762	40,472	40,154
Merchandise inventories	120,557	101,139	118,628
Other current assets	10,694	11,204	11,070

Total Current Assets	396,934	335,626	370,767

Property and equipment – net	100,367	108,572	102,769

Other assets	7,495	7,341	7,454

TOTAL	$504,796	$451,539	$480,990

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$162,256	$142,499	$168,468

Noncurrent Liabilities	19,864	20,689	21,210

Stockholders' Equity	322,676	288,351	291,312

TOTAL	$504,796	$451,539	$480,990

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510